Exhibit 99.2

March 29, 2019

To: Qutoutiao Inc.

11/F, Block 3, XingChuang Technology Center

Shen Jiang Road 5005,

Pudong New Area, Shanghai, 200120

People’s Republic of China

+86-21-6858-3790

Referred as the “Company”

Dear Sirs:

We are qualified lawyers of the People’s Republic of China (the “PRC”, for purposes of this opinion, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such, are qualified to issue this opinion in respect of the laws and regulations of the PRC effective as at the date hereof.

We have acted as PRC legal counsel for Qutoutiao Inc. (the “Company”), an exempted company incorporated under the laws of the Cayman Islands, in connection with (i) the Company’s Registration Statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the offering by the Company and the selling shareholders (as identified in the Registration Statement) of American Depositary Shares (“ADSs”), every four of which representing one ordinary share, par value US$ 0.0001 per share, and (ii) the offering of the ADSs on the NASDAQ Global Select Market (the “Offering”).

We have been requested to give this opinion on certain legal matters set forth herein.

In so acting, we have examined the originals or photocopies of documents provided to us by the Company and such other documents, corporate records, certificates issued by Government Agencies (as defined below) in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion (the “Documents”).

In our examination of the Documents and for the purpose of rendering this opinion, we have assumed without further inquiry:

(A)	the genuineness of all signatures, seals and chops, and the authenticity of all documents submitted to us as originals and the conformity with authentic original documents submitted to us as copies;

(B)

the Documents as submitted to us remain in full force and effect up to the date of this Opinion, and have not been revoked, amended, revised, modified or supplemented except as otherwise indicated in such Documents;

(C)	the truthfulness, accuracy, fairness and completeness of Documents as well as all factual statements in the Documents;

(D)

that all information provided to us by the Company in response to our inquiries for the purpose of this Opinion is true, accurate, complete and not misleading and that the Company has not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part;

(E)

that all parties other than the PRC Entities have the requisite power, authority, and, in the case of the PRC Individuals, capacity for civil conduct, to enter into, execute, deliver and perform the Documents to which they are parties;

(F)	that all parties other than the PRC Entities have duly executed, delivered, performed, and will duly perform their obligations under the Documents to which they are parties;

(G)	that Governmental Authorizations (as defined below) and other official statement or documentation provided to us are obtained from the competent Government Agencies by lawful means in due course;

(H)	that all Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them other than PRC Laws (as defined below); and

(I)

all required consents, licenses, permits, approvals, exemptions or authorizations required of or by, and any required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than of the PRC in connection with the transactions contemplated under the Prospectus (as defined below) have been obtained or made, or where such required consents, licenses, permits, approvals, exemptions or authorizations have not been obtained or made as of the date hereof, no circumstance will cause or result in any failure for the same to be obtained or made.

Where important facts were not independently established to us, we have relied upon representations made by the relevant officers of the Company. This Opinion is confined to and rendered on the basis of the PRC laws and regulations currently effective and we express no opinion on the laws of any jurisdiction other than the PRC.

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows:

“CSRC”	means the China Securities Regulatory Commission

“Government Agency” or “Government Agencies”	means any competent government authorities, agencies, courts, arbitration commissions, or regulatory bodies of the PRC or any province, autonomous region, city or other administrative division of the PRC.

“Governmental Authorization”	means any approval, consent, permit, authorization, filing, registration, exemption, waiver, endorsement, annual inspection, qualification and license required by the PRC Laws to be obtained from any Government Agency.

“M&A Rules”	means the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which were jointly promulgated on August 8, 2006 by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, CSRC and the State Administration of Foreign Exchange, became effective on September 8, 2006 and was amended on June 22, 2009.

“PRC Subsidiaries”	means the PRC Subsidiaries as listed in Schedule I, each of which is a company incorporated under the PRC laws

“PRC Entities”	means the PRC Subsidiaries, the VIEs (as defined below) and its principal subsidiaries, collectively as listed in Schedule I

“PRC Laws”	means any and all laws, regulations, statues, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof.

“Prospectus”	means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

“SAMR”	means the State Administration for Market Regulation or its local counterpart in the PRC, which is the successor of the State Administration for Industry and Commerce or its local counterpart in the PRC.

“Variable Interest Entities” or “VIEs”	means Shanghai Jifen Culture Communication Co., Ltd. (上海基分文化传播有限公司, “Shanghai Jifen”), Beijing Churun Internet Technology Co., Ltd. (北京础润网络科技有限公司, “Beijing Churun”) and Shanghai Big Rhinoceros Horn Information Technology Co., Ltd. (上海大犀角信息科技有限公司, “Big Rhinoceros Horn”)

“VIE Contracts”	means the agreements listed in Schedule II hereto.

“WFOEs”	means Shanghai Quyun Network Technology Co., Ltd. (上海趣蕴网络科技有限公司, “Shanghai Quyun”) and Shanghai Zhicao Information Technology Co., Ltd. (上海纸草信息科技有限公司, “Shanghai Zhicao”)

Based on the foregoing, the Documents, and the statements and confirmations made by the Company and the PRC Entities, and after our inquiry against the Company and the PRC Entities, we are of the opinion that:

1.

Schedule II hereto sets forth a true and correct list of the VIE Contracts among the WFOEs, the VIEs and/or all shareholders of the VIEs. Based on our understanding of the current PRC Laws, (A) the ownership structure of the WFOEs, the VIEs and their subsidiaries set forth in Schedule I, both currently and immediately after giving effect to the Offering, does not violate and will not violate applicable PRC Laws currently in effect; (B) each of the VIE Contracts is valid, binding and enforceable against each of the parties thereto in accordance with its terms and conditions and applicable PRC Laws currently in effect, and, both currently and immediately after giving effect to the Offering, does not and will not violate any PRC Laws currently in effect, and further (i) the effectiveness of the equity pledges under the Equity Interest Pledge Agreements is subject to the registration with SAMR; and (ii) the exercises of the call options under the Exclusive Option Agreements shall be approved, registered and/or filed by/with relevant Government Agencies, subject to any adjustment made to the PRC Law up to the date of such exercise; and (C) the description of the summary of the VIE Contracts under the heading “Contractual Arrangements among Our WFOEs, Our Consolidated VIEs and Their Respective Shareholders” set forth in the “Our History and Corporate Structure” section of the Prospectus, to the extent that it constitutes matters of PRC Laws, are true and accurate and nothing has been omitted from such description which would make the same misleading in any material respects. However, there are substantial uncertainties regarding the interpretation and application of current and future PRC Laws governing the validity of the contractual arrangements mentioned herein, and there can be no assurance that the Government Agencies will take a view that is not contrary to or otherwise different from our opinion stated above.

2.

The M&A Rules require, among other things, that offshore special purpose vehicles, or SPVs, that are controlled by PRC Entities or individuals and that have been formed for overseas listing purposes through acquisitions of PRC domestic interest held by such PRC Entities or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. We are of the opinion that the Offering is not subject to the M&A Rules since (A) the WFOEs were incorporated as foreign-invested enterprises by means of foreign direct investments at the time of their incorporation rather than by merger with or acquisition of any PRC domestic companies as defined under the M&A Rules; and (B) there is no statutory provision that clearly classifies the contractual arrangement among the WFOEs, the VIEs and their shareholders as transactions regulated by the M&A Rules. However, there are substantial uncertainties regarding the interpretation and application of PRC Laws and future PRC laws and regulations, and there can be no assurance that the Government Agencies will take a view that is not contrary to or otherwise different from our opinion stated above.

3.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. Under PRC law, a foreign judgment, which does not otherwise violate basic legal principles, state sovereignty, safety or social public interest, may be recognized and enforced by a PRC court, based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. As there existed no treaty or other form of reciprocity between China and the United States governing the recognition and enforcement of judgments as of the date hereof, including those predicated upon the liability provisions of the United States federal securities laws, there is uncertainty whether and on what basis a PRC court would enforce judgments rendered by United States courts.

4.

As of the date hereof, the discussions of PRC taxation in the Prospectus are true and accurate based on the PRC Laws, and the statements of law and legal conclusions in the Registration Statement under the caption “Taxation – People’s Republic of China Taxation” constitute our opinion as to the material tax consequences of an investment in the ADSs under the PRC Laws.

5.

The statements in the Prospectus under the captions “Prospectus Summary”, “Risk Factors”, “Enforceability of Civil Liabilities”, “Dividend Policy”, “Our History and Corporate Structure”, “Business”, “Regulations”, “Related Party Transactions”, “Taxation”, and “Legal Matters” and elsewhere insofar, to the extent that such statements describe or summarize PRC legal or regulatory matters, or documents, agreements or proceedings governed by PRC Laws, are true, accurate and correct in all material respects, and fairly present or fairly summarize in all material respects the PRC legal and regulatory matters, documents, agreements or proceedings referred to therein; and such statements do not contain an untrue statement of a material fact, and do not omit to state any material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading.

This Opinion is subject to the following qualifications:

(a)

This Opinion is subject to (A) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally, (B) possible judicial or administrative actions or any PRC Law affecting creditors’ rights. In particular, the term “enforceable” used in this Opinion does not mean the relevant agreement, contract, or other legal instrument will be necessarily enforced. Whether such documents can be actually enforced is contingent upon various factors. While a court or arbitral body may find that a person is obligated to perform its obligations under a contract binding on such person, a claim from the non-defaulting party will not be necessarily be upheld and enforced, if, for example, (i) performance of the contractual obligation is legally or factually impossible, (ii) forcible performance is unsuitable for the subject matter, or the cost to enforce performance is unduly high, or (iii) the creditor fails to demand the performance within a reasonable period (Article 110, PRC Contract Law). Enforcement of creditors’ rights may also be limited by bankruptcy, insolvency, liquidation, reorganization, force majeure event, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors. Some claims may become barred under the statute of limitation or may be or become subject to defenses of set-off, counterclaim, and similar defenses. An application requesting a court to enforce a ruling or arbitral award in effect may be also be halted if a third party disputes the enforcement based on its own rights on reasonable ground, and in other circumstances provided in the PRC Law on Civil Procedure and other applicable PRC Laws.

(b)

This Opinion is subject to (A) certain equitable, legal or statutory principles in affecting the enforceability of contractual rights generally under concepts of public interest, interests of the state, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (B) any circumstances in connection with formulation, execution or implementation of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, or coercionary at the conclusions thereof; (C) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney fees and other costs, the waiver of immunity from jurisdiction of any court or from legal process; and (D) the legally vested discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(c)

This Opinion relates only to PRC Laws and we express no opinion as to any laws other than PRC Laws. There is no guarantee that any of such PRC Laws will not be changed, amended, replaced or revoked in the immediate future or in the longer term with or without retroactive effect.

(d)

Under relevant PRC laws and regulations, foreign investment is restricted in certain businesses. The interpretation and implementation of these laws and regulations, and their application to and effect on the legality, binding effect and enforceability of contracts and transactions are subject to the discretion of competent PRC legislative, administrative and judicial authorities.

(e)	This Opinion is limited to paragraph 1 to 5 above only.

This Opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

This Opinion is provided to the Company for the Offering by us in our capacity as the Company’ PRC legal adviser and may not be relied upon by any other persons or corporate entities or used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm’s name under the captions “Risk Factors”, “Enforceability of Civil Liabilities”, “Our History and Corporate Structure”, “Taxation” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

/s/ King & Wood Mallesons

King & Wood Mallesons

Schedule I List of PRC Entities and Shareholding Information

	Full Name	Shareholder(s)	Percentage(s) of Equity Interests Owned
PRC Subsidiaries
1.	Shanghai Quyun Network Technology Co., Ltd. (上海趣蕴网络科技有限公司, “Shanghai Quyun”)	InfoUniversal Limited	100%

2.	Shanghai Dianguan Internet Technology Co., Ltd. (上海点冠网络科技有限公司, “Shanghai Dianguan”)	Shanghai Quyun	100%

3.	Shanghai Zhicao Information Technology Co., Ltd. (上海纸草信息科技有限公司, “Shanghai Zhicao”)	Fun Literature (HK) Limited	100%

VIEs and their subsidiaries

4.	Shanghai Ji Fen Culture Communication Co., Ltd. (上海基分文化传播有限公司, “Shanghai Jifen”)[1]	Mr. Eric Siliang TAN (谭思亮)	45%
		Mr. Lei LI (李磊)	15%
		Tianjin Shanshi Technology Partnership (Limited Partnership) (天津珊石科技合伙企业（有限合伙）, “Tianjin Shanshi”)	20%
		Shanghai Xihu Culture Communication Co., Ltd (上海喜狐文化传播有限公司, “Shanghai Xihu”)	20%

5.	Beijing Qukandian Internet Technology Co., Ltd. (北京趣看点网络科技有限公司, “Beijing Qukandian”)	Shanghai Jifen	100%

6.	Anhui Zhangduan Internet Technology Co., Ltd. (安徽掌端网络科技有限公司, “Anhui Zhangduan”)	Shanghai Jifen	100%

7.	Shanghai Xike Information Technology Service Co., Ltd. (上海溪客信息技术服务有限公司, “Shanghai Xike”)	Shanghai Jifen	100%

[1]

Upon the completion of the subscription of Shanghai Dongfang Newspaper Co., Ltd of the newly issued equity interests in Shanghai Jifen, Mr. Eric Siliang Tan, Mr. Lei Li, Tianjin Shanshi Technology L.P. and Shanghai Xihu Cultural Transmission Co., Ltd. will hold 44.55%, 14.85%, 19.80% and 19.80% equity interest in Shanghai Jifen, respectively.

8.	Shanghai Tuile Information Technology Service Co., Ltd. (上海推乐信息技术服务有限公司, “Shanghai Tuile”)	Shanghai Jifen	100%

9.	Tianjin Quwen Internet Technology Co., Ltd. (天津趣闻网络科技有限公司, “Tianjin Quwen” )	Shanghai Jifen	100%

10.	Shanghai Heitu Internet Technology Co., Ltd. (上海黑兔网络科技有限公司,“Shanghai Heitu”)	Shanghai Jifen	100%

11.	Shanghai Zheyun Internet Technology Co., Ltd. (上海喆云网络科技有限公司, “Shanghai Zheyun”)	Shanghai Jifen	100%

12.	Beijing Churun Internet Technology Co., Ltd. (北京础润网络科技有限公司, “Beijing Churun”)	Mr. Zhongliang PAN (潘仲良)	60%
		Mr. Zhenxiong GUO (郭振雄)	40%

13.	Shanghai Big Rhinoceros Horn Information Technology Co., Ltd. (上海大犀角信息科技有限公司, “Big Rhinoceros Horn”)	Ms. Min GAO (高敏) Ms. Wanting XU (许婉婷)	60% 40%

Schedule II List of VIE Contracts

1.	Exclusive Technology and Consulting Service Agreement entered into by Shanghai Quyun and Shanghai Jifen on October 13th, 2017;

2.	Exclusive Option Agreement entered into by Shanghai Quyun, Shanghai Jifen and all shareholders of Shanghai Jifen on October 13th, 2017;

3.	Voting Rights Proxy Agreement entered into by Shanghai Quyun, Shanghai Jifen and all shareholders of Shanghai Jifen on October 13th, 2017;

4.	Loan Agreement entered into by Shanghai Quyun and all shareholders of Shanghai Jifen on October 13th, 2017;

5.	Equity Interest Pledge Agreement entered into by Shanghai Quyun, Shanghai Jifen and all shareholders of Shanghai Jifen on October 13th, 2017;

6.	Supplemental Agreement entered into by Shanghai Quyun, Shanghai Jifen and all shareholders of Shanghai Jifen on August 27th, 2018;

7.	Exclusive Technology and Consulting Service Agreement entered into by Shanghai Quyun and Beijing Churun on November 1st, 2018;

8.	Exclusive Option Agreement entered into by Shanghai Quyun, Beijing Churun and all shareholders of Beijing Churun on November 1st 2018;

9.	Voting Rights Proxy Agreement entered into by Shanghai Quyun, Beijing Churun and all shareholders of Beijing Churun on November 1st 2018;

10.	Loan Agreement entered into by Shanghai Quyun and all shareholders of Beijing Churun on November 1st 2018;

11.	Equity Interest Pledge Agreement entered into by Shanghai Quyun, Beijing Churun and all shareholders of Beijing Churun on November 1st 2018;

12.	Exclusive Technology and Consulting Service Agreement entered into by Shanghai Zhicao and Big Rhinoceros Horn on December 4th 2018;

13.	Exclusive Option Agreement entered into by Shanghai Zhicao, Big Rhinoceros Horn and all shareholders of Big Rhinoceros Horn on December 4th 2018;

14.	Voting Rights Proxy Agreement entered into by Shanghai Zhicao, Big Rhinoceros Horn and all shareholders of Big Rhinoceros Horn on December 4th 2018;

15.	Loan Agreement entered into by Shanghai Zhicao and all shareholders of Big Rhinoceros Horn on December 4th 2018; and

16.	Equity Interest Pledge Agreement entered into by Shanghai Zhicao, Big Rhinoceros Horn and all shareholders of Big Rhinoceros Horn on December 4th 2018.